UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 2, 2019

DARLING INGREDIENTS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-13323	36-2495346
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

251 O’CONNOR RIDGE BLVD., SUITE 300, IRVING, TEXAS		75038
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (972) 717-0300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On March 28, 2019, Darling Ingredients Inc. (the “Company”) and the subsidiary guarantors named therein entered into a Purchase Agreement (the “Purchase Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), for itself and on behalf of the other several initial purchasers named therein (together with Merrill Lynch, the “Initial Purchasers”), for the sale by the Company, and the purchase by the Initial Purchasers, severally, of $500,000,000 aggregate principal amount of the Company’s 5.25% Senior Notes due 2027 (the “Notes”). The Purchase Agreement contains customary representations, warranties and agreements by the Company and the subsidiary guarantors named therein. In addition, the Company and such subsidiary guarantors have agreed to indemnify the Initial Purchasers against certain liabilities, including liabilities for material mistatements or omissions in connection with the offering of the Notes, or to contribute to payments the Initial Purchasers may be required to make because of any of those liabilities.

On April 3, 2019, the Notes, which were offered in a private offering, were issued pursuant to a Senior Notes Indenture, dated as of April 3, 2019 (the “Indenture”), among the Company, the guarantors party thereto from time to time, and Regions Bank, as trustee (the “Trustee”).

The gross proceeds from the sale of the Notes were $500,000,000. The gross proceeds from the sale of the Notes, together with cash on hand, are expected to be used to refinance all of the Company’s 5.375% Senior Notes due 2022, by cash tender offer for those notes and, if and to the extent necessary, by redemption of those notes, to pay the discount of the Initial Purchasers and to pay the other fees and expenses related to the offering of the Notes.

The Notes will mature on April 15, 2027. The Company will pay interest on the Notes on April 15 and October 15 of each year, commencing on October 15, 2019. Interest on the Notes will accrue from April 3, 2019 at a rate of 5.25% per annum and be payable in cash.

Guarantees. The Notes will initially be guaranteed (such guarantees, the “Guarantees”) by the Company’s restricted subsidiaries, other than foreign subsidiaries, that are borrowers under or that guarantee the Company’s existing secured term loan facilities and secured revolving credit facility (collectively, the “Senior Secured Facilities”). In the future, the Notes will be guaranteed by the Company’s restricted subsidiaries, other than foreign subsidiaries, receivables entities and certain other subsidiaries, that are borrowers under or that guarantee the Senior Secured Facilities or, if the Senior Secured Facilities are not outstanding, that incur certain other indebtedness. The Guarantee of any guarantor of the Notes (each, a “Guarantor”) may be released under circumstances specified in the Indenture.

Ranking. The Notes are senior unsecured obligations of the Company and rank equally in right of payment with all of the Company’s existing and future senior unsecured indebtedness. The Notes are effectively junior to all of the Company’s existing and future secured indebtedness, including its indebtedness under the Senior Secured Facilities, to the extent of the value of the assets securing such indebtedness. The Notes are structurally junior to all existing and future indebtedness and other liabilities (including trade payables and capital lease obligations) of all subsidiaries of the Company that do not guarantee the Notes, including current and future foreign subsidiaries that are borrowers under or that guarantee the Senior Secured Facilities but not the Notes. The Notes are senior in right of payment to all of the Company’s future subordinated indebtedness, if any.

The Guarantees are senior unsecured obligations of the Guarantors and rank equally in right of payment with all of each Guarantor’s existing and future senior unsecured indebtedness, including, such Guarantor’s guarantee of the 3.625% Senior Notes due 2026 issued by Darling Global Finance B.V., a subsidiary of the Company. The Guarantees are effectively junior to all of each Guarantor’s existing and future secured indebtedness, including such Guarantor’s indebtedness under the Senior Secured Facilities, to the extent of the value of the assets securing such indebtedness. The Guarantees are structurally junior to all existing and future indebtedness and other liabilities (including trade payables and capital lease obligations) of each Guarantor’s non-guarantor subsidiaries, including current and future foreign subsidiaries of each Guarantor that are borrowers under or that guarantee the Senior Secured Facilities but not the Notes. The Guarantees are senior in right of payment to all of each Guarantor’s future subordinated indebtedness, if any.

Offer to Purchase; Open Market Purchases. The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase Notes as described under “Change of Control Repurchase Event” below. The Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise and at differing prices, in accordance with applicable securities law, so long as such acquisition does not otherwise violate the terms of the Indenture.

Optional Redemption. The Company may redeem the Notes, in whole but not in part, at any time prior to April 15, 2022, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus accrued and unpaid interest to the redemption date and an Applicable Premium (as defined below) (subject to the rights of holders on the relevant record date to receive interest due on the relevant interest payment date). The “Applicable Premium” means, with respect to any Note at any redemption date, the greater of: (i) 1.0% of the principal amount of such Note; and (ii) the excess, if any, of (A) the present value as of such redemption date of (1) the redemption price of such Note at April 15, 2022 (such redemption price being set forth in the table in the next paragraph below), plus (2) all required interest payments due on such Note through April 15, 2022 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the applicable Treasury Rate (as defined in the Indenture) as of such redemption date plus 50 basis points, over (B) the principal amount of such Note.

On and after April 15, 2022, the Company may redeem all or, from time to time, a part of the Notes (including additional Notes, if any, that the Company may elect to issue in the future (“Additional Notes”)), at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the Notes, if any, to, but excluding, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on April 15 of the years indicated below:

Year	Percentage
2022	102.625%
2023	101.313%
2024 and thereafter	100.000%

In addition, prior to April 15, 2022, the Company may on any one or more occasions redeem up to 40% of the original principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes), with the net cash proceeds of one or more equity offerings at a redemption price of 105.250% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that (1) at least 50% of the original principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) remains outstanding after each such redemption; and (2) the redemption occurs within 180 days after the closing of such equity offering.

Change of Control Repurchase Event. If a Change of Control Repurchase Event (as defined in the Indenture) occurs, unless the Company has exercised its right to redeem all the Notes as described above under “Optional Redemption,” each holder will have the right to require the Company to repurchase all or any part (equal to an integral multiple of $1,000) of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Covenants. The Indenture contains covenants limiting the ability of the Company and its restricted subsidiaries to:

•	grant liens to secure indebtedness; and

•	merge with or into other companies or otherwise dispose of all or substantially all of the Company’s assets.

In addition, the Indenture includes a covenant requiring the Company’s non-guarantor restricted subsidiaries to guarantee the Notes if they incur or guarantee certain other indebtedness.

These covenants are subject to exceptions and qualifications, and the Indenture will not limit the ability of the Company or its restricted subsidiaries to incur unsecured indebtedness, pay dividends or make other distributions, repurchase capital stock or make investments.

No Registration Rights. The Notes have not been and will not be registered under the Securities Act of 1933 or any state securities laws. The Company does not intend to issue registered notes in exchange for the Notes.

Events of Default. The Indenture also provides for customary events of default, including, without limitation, payment defaults, covenant defaults, cross-acceleration defaults and cross-payment defaults to other indebtedness totalling in excess of $100 million, events of bankruptcy and insolvency and judgment defaults in excess of $100 million. If an event of default occurs and is continuing under the Indenture, the Trustee or the holders of at least 25% in principal amount of the total outstanding Notes may declare the principal, premium, if any, and interest on all the then outstanding Notes to be due and payable immediately or, in the case of certain events of bankruptcy and insolvency in respect of the Company, the principal, premium, if any, and interest on all the then outstanding Notes shall become immediately due and payable without any declaration or other act on the part of the Trustee or the holders.

The summary set forth above is not complete and is qualified in its entirety by reference to the full text of the Indenture attached hereto as Exhibit 4.1.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report is hereby incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

On April 3, 2019, the Company announced the closing of its private offering of the Notes and the expiration and results of its previously announced cash tender offer (the “Tender Offer”) for any and all of its outstanding 5.375% Senior Notes due 2022. A copy of the press release, dated April 3, 2019, announcing the closing of the private offering of the Notes and the expiration and results of the Tender Offer, which expired at 5:00 p.m., New York City time, on April 2, 2019, is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

4.1	Senior Notes Indenture, dated as of April 3, 2019, by and among Darling Ingredients Inc., the guarantors party thereto from time to time, and Regions Bank, as trustee.

4.2	Form of 5.25% Senior Note due 2027 (included in Exhibit 4.1).

99.1	Press Release dated April 3, 2019, announcing the closing of the private offering of the Notes and the expiration and results of the Tender Offer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARLING INGREDIENTS INC.

Date: April 3, 2019	By:	/s/ John F. Sterling
John F. Sterling
Executive Vice President, General Counsel and Secretary

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